  Exhibit 6.1
COMMERCIAL LOAN AGREEMENT

Dated as of August 31, 2020

Between

9711 LINKMEADOW, LLC,

a Texas limited liability company,

as Borrower

and

RED OAK CAPITAL FUND IV,

a Delaware limited liability company

as Lender

Loan No. 20-02546

TABLE OF CONTENTS

  Page

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION	7
Section 1.1 Definitions	7
Section 1.2 Principles of Construction	23
Section 1.3 Accounting terms and Determinations; GAAP	23
ARTICLE II - GENERAL TERMS	24
Section 2.1 Loan Commitment; Disbursement to Borrower	24
2.1.1 Agreement to Lend and Borrow	24
2.1.2 Single Disbursement to Borrower	24
2.1.3 The Note, Security Instrument and Loan Documents	24
2.1.4 Use of Proceeds	24
Section 2.2 Interest Rate	24
2.2.1 Interest Rate	24
2.2.2 Interest Calculation	24
2.2.3 Default Rate	24
2.2.4 Usury Savings	24
Section 2.3 Loan Payment	25
Section 2.4 Prepayments	25
2.4.1 Voluntary Prepayments	25
2.4.2 Mandatory Prepayments	25
2.4.3 Payments After Default	25
Section 2.5 Payment of Exit Fee	25
Section 2.6 Release of Property	26
Section 2.7 Clearing Account/Cash Management	26
2.7.1 Clearing Account	26
2.7.2 Cash Management Account	27
2.7.3 Payments Received under the Cash Management Agreement	27
2.7.4 Commitment Fee; Arrangement Fee	27
Section 2.8 Extension of the Maturity Date	27
2.8.1 Extension Option	27
2.8.2 Extended Maturity Date	28
Section 2.9 Loan Taxes	28
ARTICLE III - CONDITIONS PRECEDENT	29
Section 3.1 Conditions Precedent to Closing	29
ARTICLE IV - REPRESENTATIONS AND WARRANTIES	29
Section 4.1 Borrower Representations	29
4.1.1 Organization	29
4.1.2 Proceedings	29
4.1.3 No Conflicts	29
4.1.4 Litigation	29
4.1.5 Agreements	29
4.1.6 Consents	29

4.1.7 Title	30
4.1.8 Solvency	30
4.1.9 Full and Accurate Disclosure; No Change in Facts	30
4.1.10 No Plan Assets	30
4.1.11 Compliance	30
4.1.12 Financial Information	30
4.1.13 Condemnation	31
4.1.14 Federal Reserve Regulations	31
4.1.15 Easements, Utilities and Public Access	31
4.1.16 Not a Foreign Person	31
4.1.17 Separate Lots	31
4.1.18 Assessments	31
4.1.19 Enforceability	31
4.1.20 No Prior Assignment	31
4.1.21 Insurance	31
4.1.22 Use of Property	31
4.1.23 Certificate of Occupancy; Licenses	31
4.1.24 Flood Zone	31
4.1.25 Physical Condition	31
4.1.26 Boundaries	32
4.1.27 Leases	32
4.1.28 Survey	32
4.1.29 Inventory	32
4.1.30 Filing and Recording Taxes	32
4.1.31 Special Purpose Entity/Separateness	32
4.1.32 Management Agreement	32
4.1.33 Illegal Activity	32
4.1.34 No Change in Facts or Circumstances; Disclosure	32
4.1.35 Investment Company Act	33
4.1.36 Embargoed Person	33
4.1.37 Principal Place of Business; State of Organization	33
4.1.38 Environmental Representations and Warranties	33
4.1.39 Clearing Account and Cash Management Account	33
4.1.40 Assignment of Leases	33
4.1.41 Tax Filings	34
4.1.42 FIRPTA	34
4.1.43 OFAC	34
4.1.44 No Other Financing	34
4.1.45 Contracts	34
Section 4.2 Survival of Representations	34

ARTICLE V - BORROWER COVENANTS	35
Section 5.1 Affirmative Covenants	35
5.1.1 Existence; Compliance with Legal Requirements	35
5.1.2 Taxes and Other Charges	35
5.1.3 Litigation	35
5.1.4 Access to Property	36
5.1.5 Notice of Default	36
5.1.6 Cooperate in Legal Proceedings	36
5.1.7 Perform Loan Documents	36
5.1.8 Award and Insurance Benefits	36
5.1.9 Further Assurances	36
5.1.10 Principal Place of Business, State of Organization	36
5.1.11 Financial Reporting	37
5.1.12 Business and Operations	38
5.1.13 Title to the Property	38
5.1.14 Costs of Enforcement	38
5.1.15 Estoppel Statement	38
5.1.16 Loan Proceeds	38
5.1.17 Performance by Borrower	39
5.1.18 Confirmation of Representations	39
5.1.19 Environmental Covenants	39
5.1.20 Leasing Matters	40
5.1.21 Alterations	40
5.1.22 Operation of Property	40
5.1.23 Embargoed Person	41
5.1.24 Ratios	41
Section 5.2 Negative Covenants	41
5.2.1 Operation of Property	41
5.2.2 Indebtedness; Liens	41
5.2.3 Dissolution	41
5.2.4 Change In Business	41
5.2.5 Debt Cancellation	41
5.2.6 Zoning	42
5.2.7 No Joint Assessment	42
5.2.8 Lending and Guarantees	42
5.2.9 ERISA	42
5.2.10 Transfers	42
5.2.11 Arm's Length Basis	44
5.2.12 Pari Passu Ranking	44
5.2.13 Principal Place of Business	44
5.2.14 Waste	44
5.2.15 Shares, Dividends and Share Redemptions	44
ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION	45
Section 6.1 Insurance	45
Section 6.2 Casualty	47
Section 6.3 Condemnation	47
Section 6.4 Restoration	47
ARTICLE VII - RESERVE FUNDS	50
Section 7.1 Required Repairs	50
7.1.1 Deposits	50
7.1.2 Release of Required Repair Funds	50
Section 7.4 Debt Service Reserve Fund	50
Section 7.5 Excess Cash Flow Reserve Fund	50
7.5.1 Deposits to Excess Cash Flow Reserve Fund	50
7.5.2 Release of Excess Cash Flow Reserve Funds	50
Section 7.6 Property Improvement Plan Funds	51
7.6.1 Deposits of PIP Funds	51
7.6.2 Release of PIP Funds	51
Section 7.7 Seasonality Funds	51
Section 7.8 Operating Expenses	51
Section 7.9 Reserve Funds, Generally	51
Section 7.10 Property Cash Flow Allocation	52
7.10.1 Release of Seasonality Reserve Funds	52
7.10.2 Failure to Make Payments	52
7.10.3 Application After Event of Default	52

SCHEDULES

Schedule I -	Rent Roll

Schedule II -	Required Repairs - Deadlines for Completion

Schedule III -	Organizational Chart of Borrower

Schedule IV -	Initial Approved Budget

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of August 31, 2020 (this “Agreement”), between RED OAK CAPITAL FUND IV, LLC, a Delaware limited liability company, having an address at 625 Kenmoor Ave SE, Suite 200, Grand Rapids, Michigan 49546 (“Lender”) and 9711 LINKMEADOW, LLC, a Texas limited liability company, having its principal place of business at 4830 Wilson Road, Suite 300, PMB 1010, Humble, TX 77396 (“Borrower”).

RECITALS:

A.           Borrower desires to obtain the Loan (as hereinafter defined) from Lender.

B.           Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” means the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Action” has the meaning set forth in Section 11.3 hereof.

“Additional Permitted Transfer” has the meaning set forth in Section 5.2.10(f) hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any Manager in which Borrower, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” means JP Morgan Chase, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Annual Budget” means an operating budget, including Borrower’s good faith estimate of anticipated Gross Income from Operations, Operating Expenses and all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(g) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(g) hereof.

“Approved Operating Expenses” shall mean Operating Expenses incurred by Borrower which (i) are included in the Approved Annual Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property, (iii) are for property management fees payable to Manager under the Management Agreement, such amounts not to exceed three percent (3.0)% of the monthly Gross Revenue, (iv) are for franchise fees payable to Franchisor under the Franchise Agreement, or (v) have otherwise been approved by Lender.

“Assignment of Contracts, Licenses and Permits” means that certain Assignment of Contracts, Licenses and Permits of even date herewith between Borrower and Lender.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents of even date herewith between Borrower and Lender.

“Assignment of Management Agreement” means that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Availability Threshold” means the greater of $150,000 or 1% of the initial principal balance of the Loan.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Broker” has the meaning as set forth in Section 11.21 hereof.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of Michigan, (ii) the state where the corporate trust office of the trustee is located, or (iii) the state where the servicing offices of Servicer are located.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for replacements, building improvements, building alterations, major building repairs, leasing commissions and tenant improvements).

“Capital Reserve Account” has the meaning set forth in Section 7.5.1 hereof.

“Capital Reserve Fund” has the meaning set forth in Section 7.5.1 hereof.

“Cash Management Account” has the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Manager; (c) any event of default under the Management Agreement (as such term is defined therein); or (d) a DSCR Trigger Event.

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.00 or greater for six (6) consecutive months based upon the trailing three (3) month period immediately preceding the date of determination, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its discretion), or (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of such Bankruptcy Action; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Default or Event of Default shall have occurred and be continuing, (ii) a Cash Sweep Event Cure may occur no more than a total of two (2) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable or statutory attorney’s fees and expenses. Notwithstanding any provision in this Agreement to the contrary, in no event shall Borrower have the right to cure any Cash Sweep Event caused by a Bankruptcy Action of Borrower.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act.

“Change of Control” means transfer of ten percent (10%) or more of the membership interests/shares/change in manager or if the We Family Trust and/or LFTD Capital, LLC cease to be Key Principals of Borrower.

“Clearing Account” has the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” means that certain Clearing Account - Deposit Account Control Agreement dated the date hereof among Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” means the clearing bank which establishes, maintains and holds the Clearing Account, which shall be an Eligible Institution acceptable to Lender in its discretion.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities or other beneficial interests, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Current Owner” has the meaning set forth in Section 5.2.10(f) hereof.

“Debt” means the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium [and] any Yield Maintenance Default Premium) due to Lender from Borrower or Guarantor in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)           the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred; and

(b)           the denominator is the aggregate amount of Debt Service for such period.

“Debt Service Shortfall” means with respect to any Payment Date, the amount by which Debt Service due and payable on said date exceeds the amount actually received by Lender from Borrower on said date.

“Debt Service Reserve Deposit” has the meaning set forth in Section 7.4.

“Debt Service Reserve Account” has the meaning set forth in Section 7.4.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) six percent (6%) above the Interest Rate.

“DSCR Trigger Event” means, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing six (6) month period immediately preceding the date of such determination is less than 1.00.

“Easement” has the meaning set forth in Section 4.1.15 hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances, relating to the health and safety of the public or workers, including liabilities arising in from any exposure to Hazardous Substances, or relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes, without limitation, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act; the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, indemnities and attorneys’ fees), of the Borrower directly or indirectly resulting from or based upon (a) a violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.38 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 9.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Exit Fee” means an amount equal to five percent (5%) of the Original Principal Amount.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(h) hereof.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch IBCA, Inc.

“Franchisor” means, if applicable, any franchisor of Borrower approved by Lender in Lender’s sole discretion..

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governing State” has the meaning set forth in Section 11.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” means, during any period, all sustainable income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including (i) Rents from Tenants that are in occupancy and paying full contractual rent without right of offset or credit, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xiii) interest on Reserve Funds, if any, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period, or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits and (ix) any disbursements to Borrower from the Reserve Funds, if any. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Gross Revenue” shall mean all revenue, including without limitation Rents, derived from the ownership and operation of the Property from whatever source.

“Guarantor” means any individual and/or entity who executes a Guaranty including any spousal guaranty if required by jurisdiction.

“Guaranty” means, individually and collectively, each Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) (i) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect, or (ii)otherwise regulated, in each case, under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise).

“Immediate Family Member” has the meaning set forth in Section 5.2.10(f).

“Improvements” has the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit (including standby and commercial), bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances); (h) all obligations of such Person as lessee under capitalized leases; and (i) all obligations, contingent or otherwise, of such Person under swap and derivatives contracts or arrangements of any kind (including rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transaction).

“Indemnified Liabilities” has the meaning set forth in Section 11.13(b) hereof.

“Indemnified Parties” means Lender and any Affiliate of Lender and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” shall mean a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and will not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Initial Approved Budget” means the approved budget attached hereto as Schedule IV and any amendments thereto that are reasonably approved by Lender.

“Insolvency Opinion” shall mean any bankruptcy non-consolidation opinion letter delivered to Lender in connection with the Loan, including any bankruptcy non-consolidation opinion letter delivered to Lender after the closing of the Loan pursuant to the terms and conditions of the Loan Documents, which post-closing opinion shall be from counsel, and in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substances, to prevent activities that could interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of risk to human health or the environment, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, or point of use water treatment, restrictive covenants, environmental protection easements, or property use limitations.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall have the meaning set forth in the Note.

“Key Principal” shall have mean the We Family Trust and LFTD Capital, LLC.

“Land” has the meaning set forth in the granting clause of the Security Instrument.

“Law Change” shall have the meaning set forth in Section 2.9(c) hereof.

“Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and/or assigns.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases and Rents, the Assignment of Contracts, Licenses and Permits, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement and all other documents executed or delivered in connection with the Loan.

“Loan Taxes” has the meaning set forth in Section 2.9(a) hereof.

“Loan to Cost Ratio” shall mean as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the cost of acquiring the Property and scheduled and approved improvements which are part of the transaction.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of the Property, as determined, in Lender's sole discretion, by any commercially reasonable method.

“LTC Trigger Event” means as of any date a Loan to Cost Ratio greater than 100%.

“LTV Trigger Event” means as of any date a Loan to Value Ratio greater than 75%.

“Major Contract” means all Management Agreements, leasing and brokerage agreements, purchase/sale agreements and any other agreement relating to the Property entered into by Borrower or any Affiliate of Borrower and not terminable by Borrower without penalty or premium on thirty (30) days or less notice.

“Major Lease” shall mean each of the following: (i) any current or proposed lease, LOI or other document submitted to Lender, and/or (ii) any other Lease entered into at the Property which square footage exceeds 20% of total, in each case together with any amendments, supplements, extensions, renewals and/or modifications thereto. Borrower must obtain Lender’s written approval, which may be withheld in Lender’s sole discretion, prior to entering into any Major Lease at the Property.

 “Management Agreement” means the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” means a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement and is approved by Lender in Lender’s reasonable discretion.

“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower's inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Material Adverse Effect” means a material adverse effect on:

(a)
the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or the Guarantor; or

(b)
the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any lien granted or purported to be granted pursuant to any of, the Loan Documents; or

(d)
the rights or remedies of any Lender under any of the Loan Documents.

“Maturity Date” means August 28, 2021, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such Stated Maturity Date, by acceleration, by extension, or otherwise.

“Maximum Legal Rate” means the highest annual interest rate permissible by law in the jurisdiction in which the Property is located.

“Minor Lease” means any renewal of any Lease and any proposed Lease that is not a Major Lease.

“Monthly Debt Service Payment Amount” means a constant monthly payment of $5,813.17.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” means that certain Promissory Note, dated the date hereof, in the principal amount of $1,162,635, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“OFAC” has the meaning set forth in Section 4.1.43 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expense Account” has the meaning as set forth in Section 7.8 hereof.

“Operating Expense Funds” has the meaning as set forth in Section 7.8 hereof.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Original Principal Amount” means $1,162,635.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including access charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” has the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” means the portion of the Original Principal Amount that remains outstanding from time to time

“Payment Date” means the twenty-eighth (28th) day of each calendar month after the Closing Date of the Loan.

“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s discretion, which Permitted Encumbrances, individually or in the aggregate, do not materially interfere with the value, current use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate Net Cash Flow sufficient to service the Loan or Borrower’s ability to pay its obligations under the Loan Documents when they become due.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by Lender and each Rating Agency, as evidenced by a written confirmation;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.]

“Permitted Prepayment Date” shall mean any Business Day following the date of this Agreement.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“PIP Account” shall have the meaning set forth in Section 7.6.1.

“PIP Funds” shall have the meaning set forth in Section 7.6.1.

“PIP Reserve Deposit Amount” shall have the meaning set forth in Section 7.6.1.

“PIP Work” shall mean any replacements and/or alterations to the Property required by any Franchisor to be completed from time to time.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Principal” means any of the following (a) the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company and (b) any person or entity defined as a Key Principal.

“Property” means the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Security Instrument and referred to therein as the “Property.”

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor, Key Principal or Manager.

“Qualified Franchisor” shall mean (i) Franchisor or (ii) a reputable and experienced franchisor (which may be an Affiliate of Borrower) which, in the reasonable judgment of Lender, possesses experience in flagging hotel properties similar in location, size, class, use, operation and value as the Property; provided, that Lender, at its option, may require that Borrower shall have obtained (a) a Rating Agency Confirmation and (b) if such Person is an Affiliate of Borrower and an Insolvency Opinion has previously been delivered in connection with the Loan, a new Insolvency Opinion.

“Qualified Manager” means either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property.

“Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer's ability to make debt payments which has been approved by Lender.

“Rating Agency Confirmation” means a written affirmation from the Rating Agencies that Borrower’s action, proposed action or other event specified herein will not in and of itself result in the withdrawal, downgrading or qualification, as applicable, of the then-current rating assigned by such Rating Agency to any certificates, notes or other securities issued in connection with a securitization of the Loan.

“Related Entities” has the meaning set forth in Section 5.2.10(e) hereof.

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain, address, or otherwise remediate any Hazardous Substances, any actions to prevent, cure or mitigate any Release of any Hazardous Substances, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“Rents” means, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, payments (including payments in connection with the exercise of any purchase option or termination rights), deposits (including advances, security deposits, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Franchise Agreement” shall mean, collectively, (i)(a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be in form and substance reasonably acceptable to Lender; provided, that , with respect to this clause (b), Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation, and (ii) a comfort letter/tri-party agreement/non-disturbance agreement/assignment of franchise agreement and subordination of franchise fees or similar agreement in form and substance reasonably satisfactory to Lender, executed and delivered to Lender by such Qualified Franchisor and, if necessary, Borrower.

“Replacement Management Agreement” means, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Required Repair Account” has the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” has the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” has the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” means, collectively, the Required Repair Fund, the Capital Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” means the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” means collectively, (a) Borrower, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, or any direct or indirect legal or beneficial owner of Borrower, any Guarantor, any Key Principal, any Affiliated Manager or any non-member manager.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sanctions” has the meaning set forth in Section 4.1.43 hereof.

“Satisfactory Replacement Guarantor” means a replacement guarantor that is acceptable to Lender, which determination shall be based upon, inter alia, (A) such replacement guarantor having (1) a direct or indirect ownership interest in Borrower, which is reasonably satisfactory to Lender, and (2) the ability to Control Borrower, (B) such replacement guarantor having a net worth and liquidity reasonably satisfactory to Lender, (C) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such replacement guarantor, the results of which must be reasonably acceptable to Lender, (D) such replacement guarantor otherwise satisfying Lender’s then current applicable underwriting criteria and requirements, and (E) such replacement guarantor being an experienced operator and/or owner of properties similar in location, size, class, use, operation and value as the Property, as evidenced by financial statements and other information reasonably requested by Lender or requested by the Rating Agencies.

“Security Instrument” means, that certain first priority (Mortgage/Deed of Trust/Deed to Secure Debt), Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 10.4 hereof.

 “Severed Loan Documents” has the meaning set forth in Section 9.2(c) hereof.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received prior consent to do otherwise from Lender:

(i) is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Property;

(iii) has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(iv) does not have, shall not have and at no time had any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property;

(v) has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) if required by Lender in Lender’s sole discretion, has one (1) Independent Director, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) if such entity is a corporation, has and shall have, if required by Lender in Lender’s sole discretion, at least one (1) Independent Director, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless the Independent Director shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of Special Purpose Entity), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has, if required by Lender in Lender’s sole discretion, at least one (1) Independent Director and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) shall not take any Material Action, and (C) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; (4) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (5) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (6) make an assignment for the benefit of the creditors of the entity; or (7) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii) holds itself out as a legal entity, separate and apart from any other person or entity, has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii) has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed 2% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi)  has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts.

(xl) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xli) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(xlii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliii) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xliv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity's financial condition; and

(xlv) has no material contingent or actual obligations not related to the Property.

 “State” means, the State, Territory or Commonwealth in which the Land or any part thereof is located.

“Stated Maturity Date” means August 28, 2021.

“Survey” means a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Threshold Amount” has the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” means the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the Property is located.

“U.S. Obligations” means non-redeemable, non-prepayable, non-callable securities evidencing an obligation to timely pay principal or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Default Premium” RESERVED.

“Yield Maintenance Premium” RESERVED.

Section 1.2. Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a) any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(c) an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender;

(d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e) the cover page (if any) of, all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated herein;

(f) all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(g) all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(h) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(i) unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

Section 1.3. Accounting Terms and Determinations; GAAP . Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.
GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement or in the Note from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated in the manner set forth in the Note. Borrower acknowledges that the calculation method for interest described in the Note results in a higher effective interest rate than the numeric Interest Rate and Borrower hereby agrees to this calculation method.

2.2.3 Default Rate. Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive, and Borrower shall pay interest on, the Outstanding Principal Balance at the Default Rate. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender in its discretion. Such accrued interest shall be added to the Outstanding Principal Balance, and interest shall accrue thereon at the Default Rate until fully paid. Such accrued interest shall be secured by the Security Instrument and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on the Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment. Payments of principal, interest, and Late Charges (as defined in the Note) shall be made as provided in the Note and this Agreement.

Section 2.4 Prepayments. Except as otherwise provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

2.4.1 Voluntary Prepayments. On the Permitted Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part), provided that (i) no Event of Default then exists, (ii) Borrower submits a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice, (iii) Borrower pays to Lender (A) the unpaid principal amount of the Note, (B) all interest accrued and unpaid on the principal balance of the Note to and including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents, (D) intentionally omitted, (E) if such prepayment is not paid on a regularly scheduled payment Date, interest for the full Accrual Period during which the prepayment occurs and (F) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such prepayment.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender's option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, hereunder, if any Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default, no yield maintenance premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Payments After Default. If following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring payment date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to the Default Rate, plus all of Lender’s out-of-pocket costs in connection with such Event of Default, plus, if applicable, any Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5 Payment of Exit Fee.

(a) Subject only to Section 2.5(d) below, Borrower shall be obligated to pay the Exit Fee to Lender as follows: (i) subject to the following clause (d), upon any (and each) partial prepayment of the Loan in accordance with the terms hereof, in addition to all other amounts payable to Lender under Section 2.4 hereof, Borrower shall pay to Lender, on account of the Exit Fee, an amount equal to five percent (5%) of the amount so prepaid; (ii) upon any (and each) application of any condemnation awards or Insurance Proceeds to the Debt in accordance with the terms of this Agreement and the Security Instrument, five percent (5%) of the amount thereof shall be retained by Lender on account of the Exit Fee and the balance thereof shall be applied to the Debt; and (iii) upon repayment in full of the Debt or the acceleration thereof in accordance with the terms of any of the Loan Documents, Borrower shall pay to Lender the entire Exit Fee, less any amounts on account thereof previously paid to Lender under the foregoing clauses (i) and (ii) of this Section 2.5(a).

(b) In furtherance of the foregoing, Borrower expressly acknowledges and agrees that (i) Lender shall have no obligation to accept any prepayment of the Loan unless and until Borrower shall have complied with this Section 2.5, and (ii) Lender shall have no obligation to release any Loan Document upon payment of the Debt unless and until Lender shall have received the Exit Fee then due and payable.

(c) Borrower expressly acknowledges and agrees that the Exit Fee shall constitute additional consideration for the Loan.

(d) Notwithstanding anything herein or in any other Loan Document to the contrary, no Exit Fee shall be due or payable in connection with or following any refinancing of the Loan by Lender or an Affiliate of Lender.

(e) Notwithstanding anything herein or in any other Loan Document to the contrary, in the event that (i) Borrower does not timely deliver notice to Lender that it desires to exercise the Extension Option and comply with all the terms and conditions precedent set forth in this Agreement, including but not limited to, payment of the applicable extension points, and (ii) Borrower does not fully pay the indebtedness evidenced by this Agreement within thirty (30) days of the Stated Maturity Date, Borrower shall thereafter be liable to Lender for the payment of an additional “exit fee” in the amount of six percent (6%) of the outstanding principal balance of the Loan on the Stated Maturity Date, which exit fee shall constitute additional indebtedness hereunder and be in addition to any late payment fee or interest at the default rate.

Section 2.6 Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

(a) If Borrower has the right to and has elected to prepay in full the Loan in accordance with this Agreement and the Note, upon satisfaction of the requirements of Section 2.4 above and the Note (in the case of a prepayment, if then permitted under this Agreement and the Note) and this Section 2.6, all of the Property shall be released from the Lien of the Security Instrument.

(b) In connection with the release of the Security Instrument, Borrower shall submit to Lender, not less than thirty (30) days prior to the release, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and be in form and substance satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, a processing fee in an amount determined by Lender or Servicer in its discretion.

Section 2.7 Clearing Account/Cash Management.

2.7.1 Clearing Account.

(a) During the term of the Loan, Borrower shall establish and maintain an Eligible Account (the “Clearing Account”) with Clearing Bank for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. The Clearing Account shall be entitled in the name of Borrower for the benefit of Lender. Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all funds at any time credited thereto or contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account and such proceeds. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All funds now or hereafter deposited into or credited to the Clearing Account shall be deemed additional security for the Debt. The Clearing Account Agreement and Clearing Account shall remain in effect until the Debt has been paid in full.

(b) Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Clearing Account within two (2) Business Days after receipt thereof. Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager.

(c) Borrower shall obtain from Clearing Bank its agreement to transfer within seven (7) Business Days all amounts on deposit in the Clearing Account at the direction of Borrower unless a Cash Sweep Period is in effect, in which case such funds shall be transferred to the Cash Management Account.

(d) Upon the occurrence of an Event of Default or any Bankruptcy Action of Borrower or Manager, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account to the payment of the Debt in any order in its discretion.

(e) The Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account or the Clearing Account Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Clearing Account was established.

(h) Upon (i) Clearing Bank ceasing to be an Eligible Institution, (ii) the Clearing Account ceasing to be an Eligible Account, (iii) any resignation by Clearing Bank or termination of the Clearing Account Agreement by Clearing Bank or Lender or (iv) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (A) terminate the existing Clearing Account Agreement, (B) appoint a new Clearing Bank (which such Clearing Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (C) cause such Clearing Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (D) send any notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 2.7.1 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

2.7.2 Cash Management Account.

(a) At Closing, a segregated Eligible Account (the “Cash Management Account”) shall be established and maintained with Agent in Borrower’s name for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including filing UCC-1 Financing Statements and continuations thereof. Upon the occurrence of a Cash Sweep Event, Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default or any Bankruptcy Action of Borrower or Manager may be applied by Lender in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.7.4 Commitment Fee; Arrangement Fee. Borrower hereby agrees that any Commitment Fee, Arrangement Fee, Broker Fee or similar charge contractually due is authorized to be paid at time of Closing, or if not paid, may be by Lender out of any Reserve Funds held by Lender for the benefit of Borrower without recourse.

Section 2.8 Extension of the Maturity Date.

2.8.1 Extension Option. Upon the satisfaction of the terms and conditions set forth in this Section 2.8.1, Borrower shall have the option (the “Extension Option”) to extend the term of the Loan beyond the Stated Maturity Date for two (2) terms of six (6) months each (each an “Extension Period”) to August 28, 2022 (the “Extended Maturity Date”):

(a) No Event of Default shall have occurred and be continuing;

(b) Lender shall have received from Borrower all sums then due and payable under the Loan Documents, including all payments of (or reimbursement of Lender for) any reasonable out of pocket miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Loan);

(c) Borrower shall notify Lender, in writing, of its irrevocable election to extend the Maturity Date as aforesaid at lease thirty (30) but not more than ninety (90) days prior to the Stated Maturity Date, which notice shall be accompanied by a payment to the Lender of extension points in an amount of two percent (2%) of the then outstanding and unpaid principal amount under this Agreement (which shall be nonrefundable and deemed earned upon receipt by Lender);

(d) Upon election of an Extension Option, the Interest Rate shall increase by two percent (2%) effective on the Stated Maturity Date from the term of each Extension Option;

(e) Lender shall, in its sole and absolute discretion, be satisfied with the operation and performance of the Property for which this Agreement and related documents are based upon;

(f) The Reserve Funds, as specified in Article VII, shall contain the amount required under this Agreement as of the date of commencement of the Extension Period, and Borrower shall deposit such additional amount into any of the Reserve Fund Accounts, or such additional reserve accounts, as Lender may require;

(g) Guarantors shall execute and deliver a reaffirmation, in form and substance satisfactory to Lender, of Guarantors’ respective obligations under each of the Loan Documents executed and delivered by them;

(h) Borrower shall deliver to Lender an Officer’s Certificate stating that all representations and warranties of Borrower set forth in Article IV remain true and correct, subject to any changes in facts or circumstances permitted to have occurred, or not prohibited from having occurred, pursuant to the terms of the Loan Documents (in which case such change of facts and circumstances shall be set forth in such Officer’s Certificate with reference to the applicable representation(s) and warranty(ies)) or setting forth any exceptions to such representations and warranties, which exceptions shall be satisfactory to Lender;

(i) Borrower shall deliver to Lender such other certificates, documents or instruments as Lender may reasonably require, including, without limitation, a certification of the continued accuracy in all material respects of the representations and warranties set forth in Article III as of the commencement of the Extension Period; and

(j) Borrower must pay Lender’s legal fees and expenses, if any, in connection with the extension(s).

2.8.2 Extended Maturity Date. All references in this Agreement and in the other Loan Documents to the Maturity Date shall include the Extended Maturity Date in the event the Extension Option is exercised and Borrower fulfills the conditions set forth in Section 2.8.1.

Section 2.9 Loan Taxes.

(a) Any and all payments by Borrower to Lender hereunder and under the other Loan Documents shall, provided that Lender complies with the requirements of Section 2.9(c) hereof, be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, except for the following, for which Borrower shall not be responsible: (i) taxes imposed on or measured by Lender’s net income or net receipts; or (ii) franchise taxes imposed on Lender by the jurisdiction in which (A) Lender is organized, (B) Lender is “doing business” (unless such determination of “doing business” is made solely as a result of Lender’s interest in the Loan and the security therefor), or (C) Lender’s applicable lending office is located (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities (except those described in the foregoing clauses (i) and (ii)) being hereinafter referred to as “Loan Taxes”). If Borrower shall be required by law to deduct or withhold any Loan Taxes from or in respect of any sum payable hereunder or under any other Loan Document, then (1) any such sum payable hereunder or under any other Loan Document shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.9), Lender receives an amount equal to the sum it would have received had no such deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.9) been made, (2) Borrower shall make such deductions or withholdings, and (3) Borrower shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with all Legal Requirements. Borrower will indemnify Lender for the full amount of any Loan Taxes (including, without limitation, any Loan Taxes (as well as taxes described in clauses (i) and (ii) of the second preceding sentence) imposed by any jurisdiction on any amounts payable under this Section 2.9) paid or payable by Lender and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Loan Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. The agreements and obligations of Borrower contained in this Section 2.9 shall survive the payment in full of principal and interest under this Agreement and the Note.

(b) Within thirty (30) days after the date of any payment of Loan Taxes withheld by Borrower in respect of any payment to Lender, Borrower will furnish to Lender the original or a certified copy of a receipt or other evidence satisfactory to Lender evidencing payment thereof.

(c) If Lender is a U.S. Person (other than the lender originally named herein), Lender shall deliver to Borrower, upon request, a Form W-9 (unless it establishes to the reasonable satisfaction of Borrower that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax). If Lender is not a U.S. Person, Lender shall deliver to Borrower, upon request, either (i) a Form W-8BEN which indicates a 0% rate of tax or (ii) a Form W-8ECI. If Lender is not a U.S. Person, Lender further undertakes to deliver to Borrower additional Forms W-8, 1001, 4224 (or any successor forms) or other manner of certification, as the case may be, (A) on or before the date that any such form expires or becomes obsolete, (B) after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and (C) such extensions or renewals thereof as may reasonably be requested by Borrower, certifying that Lender is entitled to receive payments hereunder without deduction or withholding of any Loan Taxes. However, in the event that any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof (a “Law Change”), has occurred prior to the date on which any delivery pursuant to the preceding sentence would otherwise be required which renders such form inapplicable, or which would prevent Lender from duly completing and delivering any such form, or if such Law Change results in Lender being unable to deliver a Form W-9 (or other satisfactory evidence that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax), Lender shall not be obligated to deliver such forms but shall, promptly following such Law Change, but in any event prior to the time the next payment hereunder is due following such Law Change, advise Borrower in writing whether it is capable of receiving payments without any deduction or withholding of Loan Taxes. In the event of such Law Change, Borrower shall have the obligation to make Lender whole and to “gross-up” under Section 2.9(a) hereof, despite the failure by Lender to deliver such forms.

(d) If Lender receives a refund in respect of Loan Taxes paid by Borrower, it shall promptly pay such refund, together with any other amounts paid by Borrower pursuant to Section 2.9(a) hereof in connection with such refunded Loan Taxes, to Borrower; provided, however, that Borrower agrees to promptly return such refund to Lender if it receives notice from Lender that it is required to repay such refund. Nothing contained herein shall be construed to require Lender to seek any refund and Lender shall have no obligation to Borrower to do so.

(e) All amounts payable under this Section 2.9 shall constitute additional interest hereunder and shall be secured by the Security Instrument and the other Loan Documents. The provisions of this Section 2.9 shall survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Security Instrument.

(f) Any reference under this Section 2.9 to “Lender” shall be deemed to include any participant and any assignees.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in Lender's application or term sheet for the Loan delivered by Borrower to Lender (“Term Sheet”) and the commitment or commitment rider, if any, to the application or Term Sheet for the Loan issued by Lender.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1. Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the Property is located and each other jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2. Proceedings. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower (including all necessary action by the Borrower’s stockholders, partners or members) has been taken. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

4.1.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4. Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor or the Property, which actions, suits or proceedings, or governmental investigations, if determined against Borrower, Guarantor or the Property, might materially adversely affect (a) title to the Property; (b) the validity or enforceability of the Security Instrument; (c) Borrower’s ability to perform under the Loan; (d) Guarantor’s ability to perform under the Guaranty; (e) the use, operation or value of the Property; (f) the principal benefit of the security intended to be provided by the Loan Documents; (g) the current ability of the Property to generate Net Cash Flow sufficient to service the Loan; or (h) the current principal use of the Property.

4.1.5. Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6. Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

4.1.7. Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as may be expressly permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personality (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.8. Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.9. Full and Accurate Disclosure; No Change in Facts. All information submitted by or on behalf of Borrower and Guarantor and their respective Affiliates to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms of the Loan Documents is true, correct and complete in all material respects. No statement of fact made by Borrower or any Affiliate of Borrower in any of the Loan Documents or in any written statement or document furnished by or on behalf of Borrower in connection with the Loan or pursuant to the Loan Documents, including, without limitation, any documentation submitted to Lender in connection with or pursuant to the Term Sheet, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which could have a Material Adverse Effect, other than with regard to market risk inherent in projecting future operations, and there has been no material adverse change in any condition, fact or circumstance that would make any of the information or statements of fact referenced above inaccurate, incomplete or otherwise misleading in any material respect or that otherwise could have a Material Adverse Effect.

4.1.10. No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.11. Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law. None of the Property constitutes “covered real estate” nor was its acquisition a “covered real estate transaction” under the federal Foreign Investment Risk Review Modernization Act and its implementing regulations and the Committee on Foreign Investment in the US has not called for a review of the Property or its acquisition nor did any Restricted Party request a review by the Committee on Foreign Investment in the US.

4.1.12. Financial Information. All financial data, including the statements of cash flows and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Borrower’s operations, business, condition (financial or otherwise) or prospects or the Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the operations, business, condition (financial or otherwise) or prospects of Borrower from that set forth in said financial statements. Borrower and each Guarantor have filed all federal, state and local income and other tax returns and other reports required to be filed with any Governmental Authority prior to the date hereof and have paid all taxes, withholdings, assessments, and other governmental charges and amounts that are due and payable prior to the date hereof.

4.1.13. Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.14. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.15. Easements, Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.16. Not a Foreign Person. Borrower, nor any Key Principal is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.17. Separate Lots. If the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots, then it/they do(es) not constitute a portion of any other tax lot not a part of the Property.

4.1.18. Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.19. Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.20. No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.21. Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies (or other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.22. Use of Property. The Property is used exclusively for multi-family purposes and other appurtenant and related uses, which shall be commercial in nature.

4.1.23. Certificate of Occupancy; Licenses. All certifications, permits, franchises, licenses, consents, authorizations, and approvals, including, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.24. Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the Property.

4.1.25. Physical Condition. Subject to exceptions noted within the Required Repairs, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any governmental agency or department, insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond, or would threaten or cause revocation or violation of the certificate of occupancy, or other rules and/or regulations applicable to the Property.

4.1.26. Boundaries. All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.27. Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, except as disclosed and certified by Borrower. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. No Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements except as disclosed in existing Leases. Further, all Major Leases and all renewals, amendments and modifications thereof and waivers thereunder executed after the date hereof shall be subject to Lender’s prior written approval. Lender shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender promptly upon request, with such commercially reasonable changes as may be requested by such Tenants, and which are reasonably acceptable to Lender.

4.1.28. Survey. The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.29. Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.30. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid.

4.1.31. Special Purpose Entity/Separateness. Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

4.1.32. Management Agreement. The Management Agreement and the Major Contracts are in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time or the giving of notice would constitute a default thereunder. The Management Agreement and the Major Contracts were entered into on commercially reasonable terms.

4.1.33. Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity, and no part of the Property shall be utilized for illegal activity.

4.1.34. No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.35. Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.36. Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and/or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.37. Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower’s state of organization is as set forth in the introductory paragraph of this Agreement. Any change in the Borrower’s principal place of business shall be reported to Lender 30 days in advance of occurrence.

4.1.38. Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) there are no Hazardous Substances or underground storage tanks, surface impoundments, landfills, or disposal areas in, on, or under the Property and no Hazardous Substances have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Laws), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Laws, and (iii) fully disclosed to Lender in writing prior to the execution of the Loan Documents; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Property; (d) there is no past or present non-compliance with or liability under any Environmental Laws, or with permits issued pursuant thereto, in connection with the Property (or operations thereon) which has not been fully remediated or resolved in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including a Governmental Authority) relating to the possible liability of any Person pursuant to any Environmental Law, any Hazardous Substances or other environmental conditions present at or otherwise involving the Property, any Hazardous Substances requiring Remediation under any Environmental Laws, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including any reports relating to Hazardous Substances in, on, under or from the Property or the environmental condition of the Property; and (g) there are no Institutional Controls or Environmental Liens on or affecting the Property.

4.1.39. Clearing Account and Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)           This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account or Cash Management Account;

(b)           Each of the Clearing Account and Cash Management Account constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code;

(c)           Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Clearing Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and Cash Management Account and all funds at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)           The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Clearing Bank and Agent complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender; and

(e)           The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.40. Assignment of Leases. To Borrower’s knowledge, the Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

4.1.41. Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.1.42. FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

4.1.43. OFAC. Borrower hereby represents, warrants and covenants that neither Borrower, nor any Guarantor, or Key Principal or any of their Affiliates and their respective directors, officers, employees, agents and representatives is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Neither Borrower, nor any Guarantor, or Principal or any of their Affiliates or any of their respective directors, officers, employees, agents and representatives is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority (collectively “Sanctions”) or located, organized or resident in a country or territory that is the subject of Sanctions.

The Borrower will not, directly or indirectly, use all or any portion of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan whether as administrative agent, arranger, issuing bank, lender, underwriter, advisor, investor, or otherwise).

4.1.44. No Other Financing. Borrower certifies that any and all funds necessary or related to this transaction are its/their own funds, are free and clear of any lien or obligation, and have not been borrowed. No other financing has been obtained for this transaction, except for the Loan.

4.1.45. Contracts.

(a)           Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)           Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)           Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)           All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V.
BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1. Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, authorizations, and franchises and comply with all Legal Requirements applicable to it and the Property, including all regulations, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair and in a safe condition, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Borrower, Principals, and each Guarantor and their Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to ensure compliance with such laws and with the representation and warranty contained herein.

5.1.2. Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes if such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall have set aside adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3. Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4. Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given orally), subject to rights of tenants under Leases.

5.1.5. Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s or the Property's business, operations, condition (financial or otherwise) or prospects, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6. Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7. Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.8. Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9. Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(d)           deliver to Lender estoppel certificates which are in the form and substance reasonably satisfactory to Lender from all tenants under the Major Leases.

5.1.10. Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.37 hereof) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11. Financial Reporting.

(a) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be given orally) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by an independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property, an annual rent roll and a balance sheet for Borrower. If Borrower consists of more than one entity, said financial statements shall be in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the individual properties on a combined basis. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include amounts representing annual net operating income, Net Cash Flow, gross income, and operating expenses.

(c) Borrower shall furnish, or cause to be furnished, to Lender on or before fifteen (15) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.31 are true and correct as of the date of such certificate.

(d) Borrower shall furnish, or cause to be furnished, to Lender on or before fifteen (15) days after the end of each calendar month, all of the following items with respect to the previous calendar month, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (A) a rent roll for the subject month; (B) monthly operating statement(s) of the Property; and (C) year-to-date operating statement(s) of the Property.

(e) Not later than each February 1 during the term of the Loan upon Lender’s request, Borrower shall furnish to Lender, for Lender’s approval, a report setting forth the minimum economic terms that Borrower proposes for use in connection with the standard lease form for leases of portions of the Property during the twelve month period beginning upon such anniversary date. The terms set forth in the leasing report shall reflect the prevailing market conditions for like properties in the locality of the Property.

(f) Upon request, Borrower and its affiliates shall furnish to Lender:

(i) a property management report for the Property, showing the number of inquiries made or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by Borrower to be true and complete, but not more frequently than quarterly; and

(ii) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(g) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”). If Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(h) If Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s discretion.

(i) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Guarantor and any Key Principal and individual or partner or member with an interest of 10% or more in Borrower or any Guarantor or Key Principal as may be reasonably requested by Lender.

(j) With respect to any Major Lease, Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(k) Borrower shall cause Guarantor to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Guarantor: (i) if such Guarantor is an entity, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender or (ii) if such Guarantor is an individual, a signed personal financial statement in a form satisfactory to Lender.

(l) Borrower shall furnish to Lender copies of annual federal, state and local income tax returns for Borrower and each Guarantor together with all exhibits and schedules thereto, which shall be due no later than fifteen (15) days after the date filed, but in any event no later than August 1st of each year for the previous year.

(m) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, or (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word, Excel or standard CSV or TXT formatted files.

5.1.12. Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing in the jurisdiction in which the Property is located and the jurisdiction of its formation. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13. Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14. Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable or statutory attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15. Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date installments of interest or principal were last paid, (vi) that, except as provided in such statement, there are no Defaults or Events of Default under this Agreement or any of the other Loan Documents, (vii) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and, with respect to any Major Leases, have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations secured hereby, the Property or the Security Instrument.

(b)           Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender.

5.1.16. Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17. Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18. Confirmation of Representations. On Lender's request, Borrower shall deliver, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the request, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the request.

5.1.19. Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, ,perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard or noncompliance with or liability under Environmental Laws exists on the Property as provided more fully in subsection (b) below; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made if Lender has reason to believe that an environmental hazard or noncompliance with or liability under Environmental Laws exists on the Property in order to: (A) reasonably effectuate Remediation of any condition (including a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property and, in any event, neither Borrower, nor any other Person, shall install or use any underground storage tanks at the Property for any purpose; (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including a governmental entity) relating in any way to noncompliance with or liability under any Environmental Laws or the Release or potential release of Hazardous Substances or Remediation thereof, in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 5.1.19; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property, and all uses and operations on or of the Property, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (xi) Borrower shall not make any change in the use or condition of the Property which (A) might lead to the presence on, under or about the Property of any Hazardous Substances which is not in accordance with any applicable Environmental Laws, or (B) would require, under any applicable Environmental Laws, notice be given to or approval be obtained from any governmental agency in the event of a transfer of ownership or control of the Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control on or to affect the Property; and (xiii) Borrower shall take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property and as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower's other duties or obligations under this Agreement.

(b)           If Lender has reason to believe that an environmental hazard or noncompliance with or liability under Environmental Laws exists on the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined by Lender in its discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard or noncompliance with or liability under Environmental Laws exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, at Borrower's expense, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including conducting any environmental assessment or audit (the scope of which shall be determined by Lender in its discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

(c)           Borrower shall promptly perform all remedial work required by Environmental Laws and Lender in its discretion in response to the presence of any Hazardous Substances on the Property, any violation of any Environmental Laws, or any claims or requirements made by any Governmental Authority. All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by such Governmental Authority in question (if applicable), under proper permits and licenses (if applicable) with such insurance coverage as is customarily maintained by prudent property owners in similar situations. If the cost of the work exceeds $100,000.00, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld or delayed. All costs and expenses of the remedial work shall be promptly paid by Borrower. In the event Borrower fails to undertake the remedial work, or fails to complete the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the Property is jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself. In such event, all costs of Lender in doing so, including all fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand. Such amount shall be secured by the Loan Documents, and failure to pay the same shall be an Event of Default under the Loan Documents. In the event any Hazardous Substances are removed from the Property, either by Borrower or Lender, such disposal manifests and other records shall be prepared in the name of the Borrower and reflect Borrower as the responsible party, with Borrower assuming any and all liability for such removed Hazardous Substances.

5.1.20. Leasing Matters. Any Major Lease with respect to any of the Property written after the date hereof shall be subject to the prior written approval of Lender. So long as no Event of Default is continuing, any Minor Lease with respect to any of the Property written after the date hereof shall not be subject to the prior written approval of Lender if it shall be written substantially in accordance with a standard lease form approved by Lender and shall satisfy the other requirements hereof. All Leases shall be on commercially reasonable terms, shall not contain any terms which would materially affect Lender’s rights under the Loan Documents and shall provide for rental rates comparable to existing local market rates. All Major Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Notwithstanding anything to the contrary contained herein, all Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

5.1.21. Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s operations, business, condition (financial or otherwise) or prospects, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s operations, business, condition (financial or otherwise) or prospects, the value of the Property or the Property’s Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed $25,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, or (C) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22. Operation of Property. (a) All Major Contracts shall be subject to Lender's reasonable approval as to substance and form and promptly after the execution of each Major Contract Borrower shall deliver a copy thereof to Lender.

(b)           Borrower shall, as applicable, cause the Property to be operated, in all material respects, in accordance with Annual Approved Budget and otherwise standards in place as of the date of this Agreement or, if applicable, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. If any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(c)           Borrower shall, as applicable,: (i) promptly perform or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and all Major Contracts and do all things necessary to preserve and to keep unimpaired its rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement and any Major Contract of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement and each Major Contract; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed or observed by Manager under the Management Agreement and by the other parties to any Major Contract, in a commercially reasonable manner.

5.1.23. Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24. Ratios.

(a)           Loan to Cost. Borrower shall at all times maintain a Loan to Cost Ratio that does not, at any time, exceed eighty-five percent (85%).

(b)           Loan to Value. Borrower shall at all times maintain Loan to Value ratio that does not, at any time, exceed seventy-five percent (75%).

(c)           Debt Service Coverage Ratio. Borrower shall at all times from and after the date of this Agreement maintain a Debt Service Coverage Ratio that is not, at any time, lower than 1.00.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1. Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement or any Major Contract; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement or any Major Contract; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement or any Major Contract, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement and any Major Contract in any material respect.

(b)           Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement and any Major Contract without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c)           If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2. Indebtedness; Liens. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, or Lien on any portion of the Property, or permit any such action to be taken, except for Permitted Encumbrances and agrees not to amend or modify any Permitted Encumbrance without Lender's prior written approval.

5.2.3. Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4. Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6. Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8. Lending and Guarantees.

(a)
Borrower shall not be a creditor in respect of any loan or give any form of credit to any Person outside of its normal and customary business operations.

(b)
Borrower shall not give or allow to be outstanding any guarantee or indemnity to or for the benefit of any Person in respect of any obligation of any other Person or enter into any document under which Borrower assumes any liability of any other Person other than any guarantee or indemnity given under the Loan Documents.

5.2.9. ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)           Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10. Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, Key Principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership and control of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or any interest of Borrower in the Loan (including any of its rights, duties and obligations under this Agreement and the other Loan Documents) or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers, or (iii) enter into any plan of division, or divide, establish a protected series, create a new registered series, or convert to another form of incorporated or unincorporated business or other entity or provide in its operating agreement for any of the foregoing without Lender's prior written consent.

(c) A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than ten percent (10%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the Change of Control in a Restricted Party or cause any Key Principal to no longer be a Key Principal of Borrower, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements and any fees and expenses of the Rating Agencies).

(e) Without limiting Lender’s discretion to approve or disapprove any request for a waiver of the prohibition against Transfers, Lender specifically reserves the right to condition its consent to any waiver of a prohibited Transfer upon satisfaction of the following minimum conditions:

(i) Borrower shall pay Lender a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of such transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer, including Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes;

(iii) The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;

(iv) Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity acceptable to Lender;

(v) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not acceptable to Lender;

(viii) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not acceptable to Lender;

(ix) Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.31, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) Prior to any release of Guarantor, one (1) or more substitute guarantors acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender.

(xi) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;

(xii) If applicable, the Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement; and

(xiii) The Property meets all of the Lender’s underwriting standards related to its financial condition, cash flow, operating income, physical condition, management and operation.

(f) Notwithstanding any provision in this Section 5.2.10 to the contrary, limited partnership or membership interests, as applicable, in Borrower may be transferred without Lender’s consent and without application of the fee set forth in Section 5.2.10(e)(i): (i) among limited partners or members, as applicable, of Borrower who are limited partners or members, as applicable, of Borrower as of the date of this Agreement (each a “Current Owner”), and (ii) to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each, an “Immediate Family Member”)), of any Current Owner or to trusts formed for the benefit of Immediate Family Members of such Current Owner for bona fide estate planning purposes (each, an “Additional Permitted Transfer”), provided each of the following conditions is satisfied: (A) no Default or Event of Default has occurred and is continuing; (B) Lender has received Borrower’s notice of the Additional Permitted Transfer no less than 30 days prior to the commencement of such transfer; (C) no indemnitor or Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Additional Permitted Transfer; (D) Borrower shall be responsible for the costs and expenses of documenting the Additional Permitted Transfer; (E) Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender in connection with the Additional Permitted Transfer, whether or not consummated; (F) once the Additional Permitted Transfer is complete, the persons with Control of Borrower and management of the Property are the same persons who have such Control and management rights immediately prior to the Additional Permitted Transfer; (G) Borrower shall furnish Lender copies of any documentation executed in connection with the Additional Permitted Transfer promptly after execution thereof; and (H) Borrower shall have delivered satisfactory evidence to Lender that, following the Additional Permitted Transfer, Borrower shall continue to comply with the provisions of Section 4.1.31 hereof.

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11. Arm's Length Basis. Borrower shall not enter into any transaction with any Person except on an arm's length basis in the ordinary course of business and on terms that are at market rates.

5.2.12. Pari Passu Ranking. Borrower shall ensure that at all times any unsecured and unsubordinated claims of Lender, against it under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

5.2.13. Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

5.2.14. Waste. Borrower shall not commit or suffer any material physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or allow the cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of the Security Instrument. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

5.2.15.  Shares, Dividends and Share Redemptions.

(a)
Borrower shall not issue any further shares, or membership interests or amend any rights attaching to its issued shares, or membership interests.

(b)
Borrower shall not:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share or membership capital (or any class of its share capital or membership capital);

(ii)
repay or distribute any dividend or share premium reserve;

(iii)
pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders or members of Borrower or any of their Affiliates; or

(iv)
redeem, repurchase, defease, retire or repay any of its share or membership capital or resolve to do so.

ARTICLE VI
INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including loss caused by any type of windstorm, windstorm related perils, “named storms,” or hail on the Improvements and the Personal Property, including contingent liability from “Operation of Building Laws,” “Demolition Costs” and “Increased Cost of Construction” endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of 5% of Net Cash Flow of the Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its discretion; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (y) if any material portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess flood coverage in an amount equal to the “probable maximum loss” for the Improvements, as determined by an engineer satisfactory to Lender, or such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (but in any event, in an amount not less than 150% of the “probable maximum loss”) in the event the Property is located in an area with a high degree of seismic activity and the “probable maximum loss” for the Improvements, as determined by an engineer satisfactory to Lender, is 20% or greater (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of (1) not less than twelve (12) months from the date of casualty or loss if the amount of the Loan is less than $15,000,000, or (2) not less than eighteen (18) months from the date of casualty or loss if the amount of the Loan is $15,000,000 or more; and (D) if the amount of the Loan is $30,000,000 or more, containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 180 days from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers, other pressure-fixed vessels, large air conditioning systems, elevators or other large machinery are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death, contractual damage or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in the Security Instrument to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than: (A) $2,000,000.00 per occurrence if the amount of the Loan is less than $35,000,000, or (B) $5,000,000.00 per occurrence, if the amount of the Loan is $35,000,000 or more, on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix) the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(x) upon sixty (60) days written notice, such other reasonable insurance, including sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (A) if the amount of the Loan is $35,000,000 or more, “A-VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s or (B) if the amount of the Loan is less than $35,000,000, “A-:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s. Notwithstanding the foregoing, any required earthquake insurance must satisfy the requirements of subsection (A) hereof regardless of the amount of the Loan. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to declare an Event of Default, and take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Other Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h) If any of the all-risk/special form property, rental loss and/or business interruption, commercial general liability or umbrella Policies include any exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts”, Borrower shall obtain and maintain terrorism coverage to cover such exclusion(s) from a carrier which otherwise satisfies the rating criteria specified in Section 6.1(b) or, in the event that such terrorism coverage is not available from a carrier which otherwise satisfies the rating criteria specified in Section 6.1(b), Borrower shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

Section 6.2. Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. If Borrower fails to settle and adjust such claim within sixty (60) days after the Casualty, Lender shall have the right to settle and adjust such claim at Borrower’s cost and without Borrower’s consent. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Availability Threshold and the costs of completing the Restoration shall be less than the Availability Threshold, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Availability Threshold or the costs of completing the Restoration are equal to or greater than the Availability Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 means: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Default or Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense. The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to ninety percent (90%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to ninety percent (90%);

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.0;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) Provided no Event of Default or Default shall be continuing, after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, the excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender shall be (1) if a Cash Sweep Period then exists, deposited in the Cash Management Account to be disbursed in accordance with this Agreement, and (2) if no Cash Sweep Period then exists, disbursed to Borrower.

(a) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Loan Documents, whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(b) In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII
RESERVE FUNDS

Section 7.1. Required Repairs.

7.1.1. Deposits. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof, or (c) Borrower misdirects, misuses, misappropriates, or otherwise mishandles and Reserve Funds allocated for the Property or any contractor in any way. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt or expenses related to Event of Default in such order, proportion and priority as Lender may determine in its discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender an amount equal to $288,000 to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.9 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2. Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender (“Draw Request”) at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and be continuing, (c) Lender shall have received an Officers’ Certificate accompanied by Sworn Statement/Lien Waiver and any supporting documentation requested by Lender (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000.00, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2. Any Draw Request is subject to satisfactory inspection by Lender or their representative, of which any costs or expenses associated with said inspection shall be charged to Borrower.

Section 7.2. Tax and Insurance Escrow Fund. Intentionally Omitted.

Section 7.3. FF&E Funds. Intentionally Omitted.

Section 7.4. Debt Service Reserve Fund. Borrower shall pay to Lender on the Closing Date an amount equal to $35,000 (“Debt Service Reserve Deposit”) which shall be deposited into an account which shall be referred to as a “Debt Service Reserve Account”. Lender shall, provided no Event of Default is continuing on the applicable Payment Date on which a Debt Service Shortfall shall exist, release a portion of the funds in the Debt Service Reserve Account to Lender in the amount of the Debt Service Shortfall in order to pay Lender the Debt Service Shortfall on the Payment Date. Notwithstanding the foregoing, Borrower expressly acknowledges and agrees that in the event that on any day on which a Debt Service payment is due and payable (a) an Event of Default has occurred and is continuing, or (b) the Debt Service Payment Amount exceeds the funds then on deposit in the Debt Service Reserve Account, Borrower shall remain liable for the payment of all Debt Service amounts that are due and payable notwithstanding the existence of any Debt Service Reserve Account.

Section 7.5. Capital Reserve Account Fund.

7.5.1. Deposits to Capital Reserve Account Fund. Borrower shall pay to Lender on the Closing Date an amount equal to $52,500 which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Capital Reserve Account Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Capital Reserve Account.” At no time during the term of the Loan shall the balance in the Capital Reserve Fund be permitted to drop below six (6) months of the Monthly Debt Service Payment Amount. Upon the occurrence of an Event of Default, Lender, at its option, may use any or all funds in the Capital Reserve Fund towards payment of the Debt or expenses related to an Event of Default in such order, proportion and priority as Lender may determine in its sole discretion.

7.5.2. Release of Capital Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Capital Reserve Funds shall be deposited into the Cash Management Account to be disbursed to Borrower in accordance with the Cash Management Agreement. Any Capital Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased shall be paid to Borrower.

Section 7.6. Property Improvement Plan Funds.

7.6.1. Deposits of PIP Funds. If applicable, Borrower shall deposit or cause to be deposited with or on behalf of Lender, at any time any additional PIP Work is required by any Franchisor under any Franchise Agreement (or otherwise pursuant to any Replacement Franchise Agreement), within thirty (30) days after receipt of notice from such Franchisor (or the Qualified Franchisor, as the case may be) with respect to such PIP Work, an amount equal to 125% of the estimated costs to complete such PIP Work, as determined by Lender in its sole discretion (such amount, the “PIP Reserve Deposit Amount”), which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “PIP Account”). Lender may from time to time reassess its estimate of the amount necessary for PIP Work, and may require Borrower to increase the PIP Funds by making one or more additional deposits thereto upon ten (10) Business Days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to complete the PIP Work. Amounts deposited pursuant to this Section 7.6.1 are referred to herein as the “PIP Funds”.

7.6.2. Release of PIP Funds.

(a) Lender shall, or shall direct Servicer to, disburse the PIP Funds to Borrower out of the PIP Account upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (i) such disbursement is for PIP Work and (ii) Borrower shall have satisfied each of the Reserve Disbursement Conditions with respect to each such disbursement.

(b) Notwithstanding anything to the contrary contained in this Section 7.6, each disbursement of PIP Funds for any PIP Work shall be subject to a retainage of ten percent (10%), which retainage shall only be disbursed by Lender (subject to the other terms and conditions of this Section 7.6.2) upon Lender’s receipt of evidence in form and substance reasonably satisfactory to Lender that each applicable vendor has completed all work, or delivered all materials, being performed and/or delivered, as applicable, by such vendor with respect to the Property.

(c) Nothing in this Section 7.6 shall (i) make Lender responsible for making or completing the PIP Work; (ii) require Lender to expend funds in addition to the PIP Funds to complete any PIP Work; (iii) obligate Lender to proceed with the PIP Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any PIP Work. PIP Funds, to the extent such funds remain after completion of required PIP Work in accordance with this Section 7.6, shall also be made available to reimburse costs attributable to additional PIP Work, subject to satisfaction of the disbursement conditions set forth in this Section.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any PIP Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such PIP Work. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.6.

(e) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided worker’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable Legal Requirements in connection with the PIP Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 7.7. Seasonality Funds. Intentionally Omitted.

Section 7.8. Operating Expenses. Upon Lender request, Borrower shall deposit or cause to be deposited with or on behalf of Lender on each Monthly Payment Date an amount sufficient to pay monthly Approved Operating Expenses at the Property in accordance with the Approved Annual Budget (together with additional funds, if any, for monthly Approved Operating Expenses not set forth in the Approved Annual Budget and monthly Extraordinary Expenses requested by Borrower and approved by Lender in accordance with the terms hereof) (but without duplication for any expenses to be funded with amounts deposited to the other Reserve Funds) which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Operating Expense Account”). Amounts deposited from time to time into the Operating Expense Account pursuant to this Section 7.8 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default shall have occurred and be continuing, Lender shall, or shall direct Servicer to, disburse Operating Expense Funds to Borrower out of the Operating Expense Account promptly following each Payment Date for the payment of Approved Operating Expenses at the Property and any Extraordinary Expenses requested by Borrower and approved by Lender in accordance with the terms hereof in each case for the applicable monthly period.

Section 7.9. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and is continuing.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.

Section 7.10. Property Cash Flow Allocation.

7.10.1. Order of Priority of Funds in Cash Management Account. Subject to the other provisions of the Loan Documents, on each Payment Date during the term of the Loan, except during the instance or continuance of an Event of Default, all funds deposited into the Cash Management Account during the immediately preceding interest period shall be applied on such Payment Date in the following order of priority: (a) First, fund any deficiency that exists in the Capital Reserve Fund under Section 7.5; (b) then, to make the required payments of Tax Funds into the Tax Account as required under Section 7.2; (c) then, to make the required payments of Insurance Funds into the Insurance Account as required under Section 7.2; (d) then, funds sufficient to pay the Monthly Debt Service Payment into an Account established for such purpose; (e) then, to make the required payments of PIP Funds into the PIP Account as required under Section 7.6; (f) then, funds sufficient to pay any interest accruing at the Default Rate, late payment charges and all other amounts, other than those described under other clauses of this Section 7.10.1, then due to Lender and/or any Indemnified Party under the Loan Documents into an account established for such purpose; (g) then, to make the required payments of Operating Expense Funds into the Operating Expense Account as required under Section 7.8; (h) intentionally deleted; (i) then, during the continuance of an Cash Sweep Event, all amounts remaining in the Cash Management Account after deposits for items (a) through (i) above (the “Excess Cash Flow”) into the Cash Reserve Account as required under Section 7.5; and (j) lastly, provided no Cash Sweep Event remains in effect, payments to Borrower of all Excess Cash Flow.

7.10.2. Failure to Make Payments. The failure of Borrower to make any or all of the payments required under clauses (a) through (j) of Section 7.10.1 in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Account for such payments, and an Event of Default is not otherwise in existence, the failure by the Cash Management Bank (as defined in the Cash Management Agreement) to allocate such funds into the appropriate accounts shall not constitute an Event of Default. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to the Loan Documents.

7.10.3. Application After Event of Default. Notwithstanding anything to the contrary contained in Section 7.10.1, upon the occurrence of an Event of Default, Lender shall be under no obligation to release or disburse any of the Reserve Funds and may, at its option, withdraw the Reserve Funds and any other funds of Borrower then in the possession of Lender, Servicer or the Cash Management Bank (including any Gross Revenue) and apply such funds to the items for which the Reserve Funds were established or to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

  ARTICLE VIII
PROPERTY MANAGEMENT

Section 8.1 The Management Agreement and Franchise Agreement. Borrower hereby agrees fees payable to any Qualified Manager, if applicable, in compensation for Qualified Manager’s services conducted in connection with the management of the Property shall not exceed three percent (3.0%) of Gross Revenue. If applicable, Borrower shall (a) cause Manager to manage the Property in accordance with the Management Agreement and the Franchise Agreement, (b) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement and the Franchise Agreement on the part of Borrower to be performed and observed, (c) promptly notify Lender of any default under the Management Agreement or the Franchise Agreement of which it is aware, (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, estimate, report, survey and each material notice received by it under the Management Agreement or the Franchise Agreement, and (e) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement and Franchisor under the Franchise Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement or the Franchise Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under the Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement or the Franchise Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement and the Franchise Agreement on the part of Borrower to be performed or observed.

Section 8.2 Prohibition Against Termination or Modification of Management Agreement and Franchise Agreement.

8.2.1 Management Agreement. Borrower shall not, without the prior written consent of Lender, (a) surrender, terminate, cancel, modify, renew or extend any Management Agreement (other than a renewal or extension provided for in the Management Agreement); provided, that so long as no Event of Default shall have occurred and be continuing or would occur as a result of such replacement, Borrower may replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement, (b) enter into any new or other agreement relating to the management or operation of the Property with Manager or any other Person, (c) consent to the assignment by Manager of its interest under the Management Agreement, (d) permit or suffer any Transfer of the ownership, management or Control of an Affiliated Manager to occur, or (e) waive or release any of its rights and remedies under the Management Agreement in any material respect.

8.2.2 Franchise Agreement. If applicable, Borrower shall not, without Lender’s prior written consent, (a) surrender, terminate, cancel, modify, renew, amend or extend the Franchise Agreement, (b) enter into any new or other agreement relating to the flagging of the Property with Franchisor or any other Person, (c) consent to the assignment by Franchisor of its obligations under the Franchise Agreement, (d) permit or suffer any Transfer of the ownership, management or Control of an Affiliated Franchisor to occur, or (e) waive or release any of its rights and remedies under the Franchise Agreement in any material respect.

Section 8.3 Expiration or Termination of Management Agreement and/or Franchise Agreement.

8.3.1 Expiration or Manager Termination. In the event that the Management Agreement expires or is surrendered, terminated or canceled (without limiting any obligation of Borrower to obtain Lender’s consent to any surrender, termination, cancellation, modification, renewal or extension of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall enter into a Replacement Management Agreement with a Qualified Manager contemporaneously with such expiration, surrender, termination or cancellation.

8.3.2 Expiration or Franchisor Termination. In the event that the Franchise Agreement expires or is surrendered, terminated or canceled (without limiting any obligation of Borrower to obtain Lender’s consent to any surrender, termination, cancellation, modification, renewal or extension of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall enter into a Replacement Franchise Agreement with a Qualified Franchisor contemporaneously with such expiration, surrender, termination or cancellation.

8.3.3 Lender’s Right to Require Replacement of Management Agreement. Lender shall have the right to require Borrower to replace Manager with a Qualified Manager chosen by Borrower which is not an Affiliate of Borrower or any Guarantor to manage the Property pursuant to a Replacement Management Agreement upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of an Event of Default, (b) if at any time the Debt Service Coverage Ratio falls below 1.00, for any two (2) consecutive calendar quarters, (c) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (d) if either Borrower or Manager shall become insolvent or a debtor in any Bankruptcy Action, or (e) if at any time Manager has engaged in gross negligence, fraud or willful misconduct.

8.3.4 Lender’s Right to Require Replacement of Franchise Agreement. Lender shall have the right to require Borrower to replace Franchisor with a Qualified Franchisor chosen by Borrower which is not an Affiliate of Borrower or any Guarantor to flag the Property pursuant to a Replacement Franchise Agreement upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of an Event of Default, (b) if Franchisor shall be in default under the Franchise Agreement beyond any applicable notice and cure period, (c) if Franchisor shall become insolvent or a debtor in any Bankruptcy Action, or (d) if at any time Franchisor has engaged in gross negligence, fraud or willful misconduct, in each case to the extent that Borrower has the right to so terminate the Franchise Agreement upon the occurrence of any such event. Lender’s rights under this Section 8.3.4 shall be in addition to, and shall not be deemed to waive, qualify or otherwise limit any rights available to Lender under the Assignment of Franchise Agreement or any other comfort letter/tri-party agreement/non-disturbance agreement/assignment of franchise agreement and subordination of franchise fees or similar agreement delivered pursuant to the terms of this Agreement.

8.3.5 Actions Following Event of Default. Upon the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior written consent of Lender.

8.3.6 Assignment of Management Agreement. If at any time Lender consents to the appointment of a new manager and/or the execution of a management agreement under this Agreement, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably satisfactory to Lender).

8.3.7 Assignment of Franchise Agreement. If at any time Lender consents to the appointment of a new franchisor and/or the execution of a franchise agreement under this Agreement, such franchisor and, if necessary, Borrower shall, as a condition of Lender’s consent, execute a comfort letter/tri-party agreement/non-disturbance agreement/assignment of franchise agreement and subordination of franchise fees or similar agreement in form and substance reasonably satisfactory to Lender.

ARTICLE IX
DEFAULTS

Section 9.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due; or

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable; or

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request; or

(iv) if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement and the Security Instrument; or

(v) if any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Guarantor, or any Principal shall make an assignment for the benefit of creditors; or

(vii) if (A) Borrower, any Principal, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Principal, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Borrower, any Principal, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within thirty (30) days of filing; or (C) there shall be commenced against the Borrower, any Principal, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; or (D) the Borrower, any Principal, Guarantor or any other guarantor or indemnitor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Borrower, Guarantor any Principal or any other guarantor or indemnitor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents; or

(ix) if Borrower breaches any covenant contained in Section 4.1.31 hereof or any covenant contained in Section 5.2 hereof; or

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period; or

(xi) if a default has occurred and continues beyond any applicable cure period under any Major Contract and if such default permits the Manager or the other party thereunder to terminate or cancel the Major Contract; or

(xii) if, without Lender’s prior written consent, (A) the Management Agreement is surrendered, terminated, canceled, modified, renewed, extended or otherwise allowed to expire (other than, in the case of a renewal or extension, a renewal or extension provided for in the Management Agreement), (B) the ownership, management or Control of an Affiliated Manager is Transferred other than in accordance with the terms hereof, (C) Borrower defaults under the Management Agreement beyond the expiration of any applicable notice and/or cure periods thereunder, which default permits Manager to terminate or cancel the Management Agreement or could otherwise have a Material Adverse Effect or (D) Borrower waives or releases any of its right or remedies under the Management Agreement in any material respect, unless in the case of an expiration or a termination or cancellation by Manager (other than any such termination or cancellation by an Affiliated Manager or that Borrower, Tenant, any Guarantor, any Affiliate of Borrower or any Guarantor or any of their respective agents or representatives has consented to, solicited, requested or otherwise colluded with Manager with respect to), Borrower contemporaneously with such expiration, termination or cancellation, enters into a Replacement Management Agreement with a Qualified Manager in accordance with the applicable terms and conditions of this Agreement; or

(xiii) if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if Lender determines that such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or

(xiv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xv) Borrower shall be in default under any other deed of trust, mortgage or security agreement covering any part of the Property whether it be superior or junior in priority to the Security Instrument (it not being implied by this clause that any such encumbrance will be permitted); or

(xvi) If a DSCR Trigger Event, a LTC Trigger Event or a LTV Trigger Event occurs and such failure continues for five (5) Business Days following the giving of notice by Lender;

(xvii) If a Change of Control occurs at any time; or

(xviii) Any event or any circumstance which occurs and, in the opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect; or

(xix) there is entered against the Borrower or any Guarantor (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of $10,000 or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect on the Property or the current operation thereof or on the business, operations or condition (financial or otherwise) of the Borrower or any Guarantor and in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(xx) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Loan, shall cease to be in full force and effect; or Borrower, Guarantor or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower or Guarantor shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien securing the Debt shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such Permitted Encumbrances permitted to have priority over it pursuant to the Loan Documents); or

(xxi) Borrower, any Principal, Key Principal or Guarantor or any of their Affiliates shall be in default under any other loan made by Lender or any of its Affiliates or any other financial institution; or

(xxii) if Borrower fails to replace Guarantor with a Satisfactory Replacement Guarantor upon the death or incapacity of Guarantor in accordance with the terms and provisions of Section 10.5 hereof; or

(xxiii) Any mechanics lien or other lien, whether monetary or not, is placed against the Property which remains in force for 15 days or longer from date of filing; or

(xxiv) Borrower, Guarantor or any Principal misdirects, redirects, misuses, misappropriates, mismanages or otherwise mishandles any Reserve Funds allocated for the Property; or

(xxv) Borrower, Guarantor or any Principal is convicted of a felony by any court of law; or

(xxvi) Lender that in its estimation has reasonable cause to believe that Borrower, Guarantor or Principal is in financial distress which may constitute a likelihood of future Event of Default.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (a), (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (a), (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 9.2. Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 9.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

(e) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, including the Exit Fee, if applicable, in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 9.3. Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained in the Loan Documents, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided under any of the Loan Documents or releasing Borrower from any covenant or obligation under the Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand, and if not paid shall be added to the Other Obligations (and to the extent permitted under applicable laws, secured by the Security Instrument and the other Loan Documents) and shall bear interest at the Default Rate. Lender shall have no obligation to send notice to Borrower of any such failure.

Section 9.4. Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE X
SPECIAL PROVISIONS

Section 10.1. Loan Transfer. (a) Borrower acknowledges and agrees that Lender may sell or transfer or pledge its interest in all or any portion of the Loan and the Loan Documents, or issue one or more participations therein without prior notice to or consent of Borrower.

(b)           At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, transferees, participants or pledgees. Lender shall have the right to provide to prospective investors or any transferee, pledgee, or participant in the Loan with any information in its possession, including financial statements relating to Borrower, Principal, Guarantor, if any, the Property and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Principal, Guarantor and their respective directors, officers, employees and representatives, shall, at Lender’s request, cooperate with Lender’s efforts in any sale, transfer, or pledge in accordance with the market standards to which Lender customarily adheres or which may be required by prospective investors, transferees, participants, or pledgees. Borrower and Guarantor agree to review, at Lender’s request in connection with any sale, participation or pledge the disclosure documents as such disclosure documents relate to Borrower, Principal, Guarantor, the Property and the Loan, and shall confirm that the factual statements and representations contained in such disclosure documents and such other information in the disclosure documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Principal, Guarantor, Manager or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

Section 10.2. Right To Release Information. Following the occurrence of any Event of Default, Lender may forward to any broker, prospective purchaser of the Property or the Loan, or other person or entity all documents and information which Lender now has or may hereafter acquire relating to the Debt, Borrower, any Guarantor, any indemnitor, the Property and any other matter in connection with the Loan, whether furnished by Borrower, any Guarantor, any indemnitor or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have to limit or prevent such disclosure, including any right of privacy or any claims arising therefrom.

Section 10.3. Matters Concerning Manager. If (a) an Event of Default has occurred and is continuing (including, without limitation, the taking of any action described in Section 9.1(vii) hereof), (b) Manager shall become subject to a Bankruptcy Action, (c) a default occurs under the Management Agreement, or (d) the occurrence of a DSCR Trigger Event, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 10.4. Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and which may be payable to a special servicer, in an amount as great as one percent of the outstanding principal balance of the Loan, upon return of the Loan by the special servicer to the master servicer, and (iii) the costs of all amounts owed to any third-party contractor in connection with the Servicer obtaining any third-party report, including any property inspections or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer determines to obtain or may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

Section 10.5. Replacement Guarantor. To the extent that any Guarantor is a natural person, the death or incapacity of such Guarantor shall be an Event of Default hereunder unless such Guarantor is replaced in accordance with this Section 10.5. Borrower shall be permitted to substitute a replacement guarantor (a “Substitution”) and no Event of Default shall be deemed to have occurred hereunder, provided that each of the following terms and conditions are satisfied: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Substitution; (b) within thirty (30) days after the occurrence of such death or incapacity, Borrower delivers to Lender notice of its intent to substitute such Guarantor and, concurrently therewith, gives Lender all such information concerning the proposed substitute guarantor as Lender may reasonably require, including, without limitation, certified financial statements detailing assets and liabilities; (c) the replacement guarantor is a Satisfactory Replacement Guarantor; (d) within fifteen (15) days after delivery of the written notice described in the preceding clause (b), such Satisfactory Replacement Guarantor (i) assumes the obligations of Guarantor under the Guaranty and the Environmental Indemnity for events or conditions occurring prior to, as of and after the Substitution or (ii) executes and delivers to Lender a replacement guaranty and a replacement environmental indemnity in each case in form and substance the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender, for events or conditions occurring prior to, as of and after the Substitution; (e) concurrently with such assumption or execution and delivery (i) such Satisfactory Replacement Guarantor delivers to Lender a spousal consent in form and substance acceptable to Lender, as and to the extent applicable, and (ii) each of Borrower, the remaining Guarantor and/or such Satisfactory Replacement Guarantor, as applicable, affirms each of their respective obligations under the Loan Documents; (f) Borrower delivers to Lender a Rating Agency Confirmation with respect to such Substitution; (g) if required by Lender or the Rating Agencies, Borrower delivers to Lender an opinion from counsel, and in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion stating, among other things, (i) that the Guaranty and the Environmental Indemnity (or the replacement guaranty and environmental indemnity, as the case may be) are enforceable against such Satisfactory Replacement Guarantor in accordance with their terms and (ii) that any REMIC Trust formed pursuant to a securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to tax as a result of such Substitution; and (h) if required by Lender or the Rating Agencies and an Insolvency Opinion has previously been delivered in connection with the Loan, Borrower delivers to Lender a new Insolvency Opinion. No such death or replacement of a Guarantor shall hinder, impair, limit, terminate or effectuate a novation of the obligations or liabilities of any other Guarantor under any of the Loan Documents.

Section 10.6. Costs and Expenses. Borrower shall pay all costs and expenses of Lender in connection with any Substitution, assumption and/or replacement of any Guarantor, including, without limitation, the cost of any Rating Agency Confirmation and all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions, including, without limitation, Insolvency Opinions and opinions related to REMIC Trusts or other securitization or tax issues.

Section 10.7. Compliance with other Covenants. The foregoing provisions of Sections 10.5, 10.6 and 10.7 shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or cause the compliance with) the other covenants set forth in this Agreement and the other Loan Documents (including, without limitation, those covenants relating to OFAC and ERISA matters).

ARTICLE XI
MISCELLANEOUS

Section 11.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 11.3. Governing Law. (a) This Agreement shall be governed, construed, applied and enforced in accordance with the laws of Michigan without regard to the conflicts of law provisions thereof (“Governing State”). Borrower hereby consents to personal jurisdiction in the Governing State. JURISDICTION AND VENUE OF ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY ACTION RELATING TO THE LOAN OR THE RELATIONSHIPS CREATED BY OR UNDER THE LOAN DOCUMENTS (“ACTION”) SHALL, AT THE ELECTION OF LENDER, BE IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) A STATE OR FEDERAL COURT OF APPROPRIATE JURISDICTION LOCATED IN THE GOVERNING STATE. BORROWER HEREBY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF THE STATE COURTS OF THE GOVERNING STATE AND OF FEDERAL COURTS LOCATED IN THE GOVERNING STATE IN CONNECTION WITH ANY ACTION AND HEREBY WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH GOVERNING STATE FOR PURPOSES OF ANY ACTION. Borrower hereby waives and agrees not to assert, as a defense to any Action or a motion to transfer venue of any Action, (i) any claim that it is not subject to such jurisdiction, (ii) any claim that any Action may not be brought against it or is not maintainable in those courts or that this Agreement may not be enforced in or by those courts, or that it is exempt or immune from execution, (iii) that the Action is brought in an inconvenient forum, or (iv) that the venue for the Action is in any way improper.

(b)           Borrower does hereby designate and appoint:

Paris Washington and Adriel Hsu

as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding. Borrower (i) shall give prompt notice to Lender of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in Texas (which substitute agent and office shall be designated as the person an address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in Texas or is dissolved without leaving a successor. In the absence or refusal of service by authorized agent, then any duly listed Officer or Member of the Borrower may be designated to accept service.

Section 11.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 11.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Red Oak Capital Fund IV, LLC 625 Kenmoor Ave. SE, Suite 200 Grand Rapids, Michigan 49546 Attention: Megan Greene

with a copy to:	Kaplan Voekler Cunningham & Frank, PLC 1401 E. Cary Street Richmond, Virginia 23219 Attention: D. Zachary Grabill, Esq.

If to Borrower:	9711 Linkmeadow, LLC 4830 Wilson Road, Suite 300, PMB 1010 Humble, TX 77396 Attention: Paris Washington Email: ____________________________

with a copy to:	____________________________ ____________________________
Attention:

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of email, upon sender’s receipt of a confirmation of successful transmission after advice by telephone to recipient that an email notice is forthcoming. Any party may change the address to which any such notice is to be delivered, by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 11.6.

Section 11.7. Trial by Jury. TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 11.8. Headings. The Article or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, (a) such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.10.  Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11.  Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12.  Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (whether or not the transactions contemplated hereby or thereby shall be consummated) and all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower or the Property or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or the Guarantor, and regardless of whether any Indemnified Party is a party thereto. (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d) Borrower's obligations under this Section shall survive the termination of the Loan Documents and payment of the Debt.

Section 11.14.  Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15.  Intentionally Omitted.

Section 11.16.  No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and the Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 11.17.  Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender in its sole discretion.

Section 11.18.  Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19.  Waiver of Offsets/Defenses/Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise offset any obligations to make payments requited by the Loan Documents. No failure by Lender to perform any obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.20.  Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21.  Brokers and Financial Advisors.

(a)           Borrower hereby represents that, except for Emerge Lending Group (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Other Obligations. For the avoidance of doubt, the indemnity set forth in this Section 11.21 shall inure to the benefit of each Lender that has held an interest in the Loan at any time, including the initial named Lender hereunder.

(b)           Lender may pay additional compensation, fees, commissions or other payments to Broker relating to the origination, sale and/or securitization of the Loan, in addition to any other compensation, fees, commissions or other payments which may be paid by Borrower or any other party directly to Broker. Borrower hereby acknowledges and agrees that (i) the payment of any such compensation, fees, commissions or other payments are in addition to any other compensation, fees, commissions or other payments which may be paid by Borrower or any other party directly to Broker, (ii) the payment of any such compensation, fees, commissions or other payments may create a potential conflict of interest for Broker in its relationship with Borrower, and Lender is not responsible for any recommendation, services or advice given to Borrower by Broker, and (iii) no fiduciary or other special relationship exists or will exist between Borrower and Lender other than as lender and borrower. Borrower (A) acknowledges that (1) such compensation, fees, commissions or other payments may include a direct, one-time payment of an origination or similar fee, certain payments based on volume and/or size of referrals, profit-sharing payments and/or an ongoing financial interest in the Loan (including by acting as sub-servicer for the Loan) and (2) Borrower has had an opportunity to discuss the specifics of any compensation, fees, commissions or other payments with Broker to the extent Borrower deemed necessary and Borrower has independently determined to proceed with the Loan and (B) consents to any such arrangement and the payment by Lender to Broker of any such compensation, fees, commissions or other payments.

Section 11.22.  Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.23.  Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantor and indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 11.24.  Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)           the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)           the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)           the right, in accordance with the terms of this Agreement, including Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)           the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 11.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 11.25. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.26. Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by Legal Requirements, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in accordance with Legal Requirements, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.27. Right to Counsel. Borrower explicitly acknowledges and represents that they have had the chance to review all Loan Documents with their attorney or counsel of choice, and that understand the terms and provisions contained herein. Borrower hereby waives any defenses related to counsel review or lack thereof.

ARTICLE XII
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

9711 LINKMEADOW, LLC, A
TEXAS LIMITED LIABILITY COMPANY

By:	/s/ Adriel Hsu____________________
Name:	Adriel Hsu______________________
Its:	Managing Member________________

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives, all as of the day and year first above written.

LENDER:

RED OAK CAPITAL FUND IV, LLC, A
DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Chip Cummings_______________
Name:	Chip Cummings_________________
Its:	President______________________